SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HERBALIFE LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

HERBALIFE LTD.

Commencing April 12, 2012, Herbalife Ltd. made the following information available to its shareholders in connection with its Annual General Meeting of Shareholders to be held on Thursday, April 26, 2012.

On August 4, 2011, our Board of Directors made a special performance-based, stock appreciation rights award, or SARs, with a notional value of $15 million, to our Chief Executive Officer. Using a Monte Carlo simulation, the award equated to 863,557 SARs, all of which are subject to cliff vesting on December 31, 2014 if two performance criteria are met. SARs that do not vest are forfeited. Other than in the context of a change-of-control, these SARs vest and become exercisable only if and to the extent that both a market performance criteria and a separate Company performance criteria are met.

The market performance criteria requires that, during the month of December 2014, the average closing price of the Company’s common shares must exceed the closing price of its common shares over the ten trading days ending August 4, 2011 by at least 20%. The market performance criteria ensures that our Chief Executive Officer is incented to lead the development and implementation of strategies that create incremental shareholder value.

The Company performance criteria requires compounded annual growth rates (CAGR) in Volume Points in accordance with the following table:

2014 Volume Points	Award Vesting Percentage	Necessary Volume Point CAGR vs. LTM at 6/30/11	Necessary Volume Point CAGR vs. FY 2010
< 4.8 billion	0%	n/a	n/a
4.8 billion*	50%	9.1%	10.4%
5.2 billion or more	100%	11.6%	12.6%

*	In the event that the Company generates between 4.8 and 5.2 billion Volume Points in fiscal 2014, the number of SARs that vest shall be determined by linear interpolation between 50% and 100% based on actual achievement levels.

The Company performance criteria uses Volume Points as the relevant metric due to its direct correlation to sales growth irrespective of exchange rates or price increases. Volume Points are, essentially, the Company’s weighted average measure of product sales volume. Volume Points are unaffected by exchange rates or price increases and are used by management as a proxy for sales trends.

The Board believes that the aspirational Volume Point performance hurdles create a financial incentive for the Company’s Chief Executive Officer to continue to deliver outstanding financial performance, which, based upon normal market conditions, should create significant shareholder value. It is important that our shareholders recognize that these Volume Point targets reflect a significant acceleration in the Company’s sales growth rate as compared to the Company’s performance from 2007-2010 and the Company’s performance from 2007 through the second quarter of 2011 (immediately prior to the award’s grant date). The Company’s current investor style is highly comprised of “growth” and “GARP” oriented funds and our Board therefore believes that creating an aspirational growth goal is directly in alignment with investors’ expectations.

The Company’s 3 year compounded annual growth rate in Volume Points from 2007 through 2010 was 6.3%. Based on the Company’s achievement of 3.233 billion Volume Points in 2010, for any of these SARs to vest, the Company’s compounded annual growth rate in Volume Points (2010-2014) must exceed 10.4%, and for all of these SARs to vest, the Company’s compounded annual growth rate in Volume Points (2010-2014) must exceed 12.6%, representing a 65% and 100% acceleration in Volume Point growth rate, respectively.

Additionally, the Board utilized the Company’s most current financial results when it established these Volume Point growth targets in July of 2011. The Company’s Volume Points over the twelve months ending June 30, 2011 were 3.536 billion. The Company’s 3.5 year compounded annual growth rate in Volume Points from 2007 through June 30, 2011 was 8.1%. Based on the Company’s LTM Volume Points as of June 30, 2011, for any of these SARs to vest, the Company’s compounded annual growth rate in Volume Points (LTM June 30, 2011-2014) must exceed 9.1%, and for all of these SARs to vest, the Company’s compounded annual growth rate in Volume Points (LTM June 30, 2011-2014) must exceed 11.6%, representing a 12% and 43% acceleration in Volume Point growth rate, respectively.

In light of the increase in Volume Point growth rates incented by these SARs, our Board believes that the $15 million notional value of the award creates an appropriate balance by sharing a very small but meaningful portion of the significant shareholder value that will be created by the Company’s achievement of both performance criteria, while simultaneously creating an aspirational goal for our CEO to strive to achieve.

The Board believes that these targets represent aspirational financial goals and therefore should not be used by investors in determining future financial performance of the Company.